Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-257995 and 333-267051 on Form S-3 and Registration Statement No. 333-259430 on Form S-8 of our reports dated March 12, 2025, relating to the consolidated financial statements of The Beauty Health Company and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 12, 2025